Exhibit 10.1
RETIREMENT AND CONSULTING AGREEMENT
          This Retirement and Consulting Agreement (“Agreement”) is entered into by and between Commercial Metals Company a Delaware corporation with principal offices at 6565 N. MacArthur Blvd, Irving, Texas 75039 (the “Company”) and David M. Sudbury with a residence at 6015 Woodland Dr., Dallas, Texas, 75225 (the “Executive”).
          WHEREAS, the Company has employed Executive as its Senior Vice President, Secretary, & General Counsel for a period of many years and Executive has faithfully performed his responsibilities both as an officer and legal counsel to the Company; and
          WHEREAS, Executive has decided to retire from employment by the Company and resign his position as Senior Vice President, Secretary, & General Counsel; and
          WHEREAS, the Company desires to maintain a business relationship with Executive for a period of time following his retirement to assure a smooth transition on matters in which the Executive has special knowledge and expertise given his long service to the Company ; and
          WHEREAS, the parties now desire to enter into this Agreement to set forth the terms and conditions relating to the termination by Executive of his employment and the terms and conditions under which Executive will provide consulting services to the Company;
          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the Parties agree as follows:
1. Executive has informed the Company of his intent to resign as an officer and employee effective at close of business August 31, 2009 (the “Effective Date”). The Company shall continue to employ Executive in his current capacity until the Effective Date. All salary, benefits, terms and conditions of Executive’s employment will remain unchanged until the Effective Date. The Company agrees to accept Executive’s resignation on the Effective Date.
2. In partial consideration for Executive’s agreement to remain available to the Company on a consulting basis, to facilitate a smooth transition to a new chief legal officer of the Company, and for Executive’s release and waiver of claims (except as excluded in Paragraphs 9 and 10 below) the Company shall pay Executive the gross amount of one million dollars ($1,000,000.00) on or before the Effective Date. This payment shall be subject to applicable payroll tax withholding obligations of the Company as required by federal law and will be paid to Executive in accordance with standard payroll practice at the Company.
3. As additional consideration, Executive shall receive the following:
     (a) The Executive intends to continue his participation (with coverage of dependents) in the Company’s medical and dental benefit plans (the “Health Plans”) in accordance with terms of the Consolidated Omnibus Budget Reconciliation Act (COBRA) of 1986. The Company shall make Executive whole (as set forth below in this paragraph) for the full amount of monthly premiums paid by Executive for continuation of the Health Plans. Following expiration of the COBRA period (February 28, 2011), and only in the event that at that time neither Executive nor his spouse are eligible to participate in another employer sponsored medical benefit plan, the Company shall reimburse Executive for premiums (not to exceed $2,500.00/month) for insurance providing benefits reasonably comparable to benefits provided by the Company’s Health Plans. If, at the time of expiration of the COBRA period, the Executive has been unable to obtain insurance with benefits reasonably comparable to the Health Plans due to pre-existing conditions, illness, or other similar reasons, the Company shall reimburse Executive for the actual expenses incurred by Executive which would have been covered under the Health Plans up to a maximum aggregate expense paid by the Executive of $30,000.00. In order to make Executive whole on a after tax basis, the amount of reimbursement to Executive for all COBRA payments during the COBRA period and insurance premiums or actual expenses incurred by the Executive after the COBRA period for comparable Health Plan benefits prior to March 1, 2012, shall be increased on a tax adjusted basis assuming a federal income tax rate of 36.45% so that Executive shall receive, net of taxes at the assumed rate, the actual cost of such expenses. The Company’s obligation to reimburse Executive for such premiums or expenses shall cease March 1, 2012, twelve months after expiration of the COBRA period.
     (b) On or before the first regular payday following the Effective Date, Company will pay Executive for all accrued but unused vacation. Executive may, but is not required, to use any previously earned vacation time (including vacation time earned as of April 26, 2008 but not taken and previously approved to be carried over into 2009) before the Effective Date in order to be compensated for that time. The Company and Executive agree that as of the date of this Agreement the aggregate vacation earned and to which Executive is entitled is 35 work days (seven weeks).
     (c) The Company will cause title to the leased automobile currently furnished by the Company to Executive to be transferred to Executive on or as soon as practicable after the Effective Date at no expense to the Executive other than the federal income tax incurred by Executive attributable to the fair market value of the automobile at the time of transfer.
     (d) During the Consulting Period, the Company will provide, at its sole expense, a computer, printer/scanner and PDA comparable to that utilized by Executive when employed by the Company along with technical support in Executive’s home or office as required to facilitate Executive’s performance of consulting services. This equipment will be returned to the Company by Executive at the end of the Consulting Period (as defined in Paragraph 4 below).
4. Executive shall provide consulting services as a non-employee consultant to the Company from September 1, 2009 through August 31, 2011 (the Consulting Period). As a consultant, Executive shall perform such consulting services as are reasonably requested of him by the Chief Executive Officer of the Company and shall use his reasonable efforts to assist in the orderly transition of his former duties and responsibilities. The Parties do not contemplate that the Executive will be requested to provide more than 10 hours per week, on average, of consulting services. The Parties understand and agree that the actual number of hours may fluctuate from week to week depending on the extent of the requests from the Company’s Chief Executive Officer and the Executive’s availability. The Company agrees that Executive’s obligation to provide consulting services shall be subject to reasonable accommodations that will avoid or minimize disruption of his personal or professional obligations including not requiring Executive to return to his Dallas residence or the Company’s Irving offices to provide services during such times as Executive may be temporarily visiting his Taos, New Mexico or Coryell County Texas residences or otherwise traveling on vacation or business outside the immediate Dallas area. The Company is not required to request services from Executive during the Consulting Period.

5. During the Consulting Period, the Company shall pay Executive a consulting fee of $600,000 to be paid quarterly in eight equal installments of Seventy Five Thousand Dollars ($75,000.00) each commencing on or before September 10, 2009 and continuing every three months thereafter with the final payment due on or before June 10, 2011. In addition to the consulting fee, the Executive shall be reimbursed for all reasonable out-of-pocket expenses incurred in the course of providing consulting services requested by the Company including reasonable travel and living expenses should the Executive be asked to provide consulting services at a location other than at his residence in Dallas or the Company’s offices in Irving, Texas. The Company shall promptly reimburse Executive for such expenses upon receipt of documentation from Executive consistent with the Company’s practices for reimbursement of expenses to other consultants utilized by the Company.
6. During the Consulting Period and thereafter, Executive shall have no actual or implied authority to act on behalf of the Company or enter into agreements for the Company except as may be specifically approved by the Chief Executive Officer of the Company. The Executive may inform anyone who inquires that he was employed for over 33 years with the Company, that he retired from the Company and, during the Consulting Period, that he is an independent contractor providing consulting services to the Company. No representation may be made, however, that the Executive is employed by the Company following the Effective Date.
7. Executive agrees that he is resigning from the Company of his own free will, and that the terms of his various restrictive covenants, as set forth in Paragraph 8 below, are valid and enforceable. The Company shall have the right to discontinue all consulting fees to be paid under this Agreement and to obtain injunctive relief should Executive breach any of the restrictive covenants referenced in Paragraph 8.
8. Executive acknowledges that as Senior Vice President, Secretary, & General Counsel of the Company, he has had access to confidential information, including but not limited to information regarding the Company’s business plans, goals, strategies, pricing, trade secrets, and privileged legal communications and information. Executive may continue to receive confidential business information and privileged communications in his capacity as a consultant. Should he become employed by or affiliated with a competitor of the Company, Executive could disclose or use the Company’s confidential information in the course of providing services to such competitor. Therefore, and in light of the compensation Executive will receive under this Agreement, Executive hereby covenants as follows:
     (a) During the Consulting Period the Executive will not, without the consent of the Company’s Chief Executive Officer, accept employment, perform legal services, consult with, or serve in any capacity for or with any business entity that is a Competitor of the Company. Competitor is defined as all business entities engaged in the steel manufacturing, steel fabrication or metals recycling industries, including but not limited to those companies identified as Peer Group members on page 12 of the Company’s Proxy Statement dated December 11, 2008. Additionally, Executive agrees that during the Consulting Period he will not, without the prior written consent of the Chief Executive Officer, consult with, provide information to, or perform services for any investment firm, financier, or other person or entity which Executive knows, after reasonable inquiry, is considering or pursuing acquisition of the Company or an investment in the Company of more than $250,000.00.
     (b) In addition, from the present through August 31, 2011, Executive shall not directly or indirectly (a) solicit, hire, attempt to hire, retain, or compensate any individual who as of August 31, 2009 or during the Consulting Period, is an employee, officer or director of the Company or any affiliate of the Company or (b) compete with, or participate in any business or venture that engages in steel manufacturing, steel fabrication, steel sales or metals recycling.
9. Nothing in this Agreement, including the limited release set forth in Paragraph 10 below, shall have any effect on any and all of Executive’s rights and benefits to:
     (a) any equity awards previously made to Executive pursuant to the terms and conditions of the Company’s 1996 Long-Term Incentive Plan, the 2006 Long-Term Equity Incentive Plan or the General Employees Stock Purchase Plan (the “Plans”), all of which shall continue to be governed by the terms and conditions of the respective Plans and applicable award and subscription agreements; and
     (b) indemnification, advancement of costs and expenses including attorneys fees or other expense reimbursement to which Executive is or may otherwise be entitled as a result of his employment by the Company, service as a officer of the Company or as an officer and director of any affiliate of the Company, all of which rights and benefits shall survive Executive’s termination of employment including, but not limited to, any and all rights and benefits to which Executive is entitled under applicable law, the Company’s or as applicable, any affiliate’s Charter or Certificate of Incorporation as Amended, By-Laws, director and officer or similar insurance coverage and the Indemnification Agreement entered into January 22, 1987 between the Executive and the Company; and
     (c) all future payments or distributions to which Executive is or may be entitled to receive as a result of his participation in the Commercial Metals Companies Profit Sharing and 401(k) Plan, the Company’s Benefit Restoration Plan, Long-Term Bonus under the Company’s Cash Incentive Plan for plan years or performance periods ending after the Effective Date or any other similar benefit, retirement or compensation plan providing for payments to former employees following retirement and termination of service following normal retirement age. Executive’s active participation in all such plans and programs will cease on the Effective Date, however, all benefits or compensation under such plans and programs that Executive has earned or in the future may be credited to Executive’s account or to which Executive will become entitled to receive under such plans and programs by virtue of his service through the Effective Date payable pursuant to the terms of such plans and programs after the Effective Date will be paid to Executive.
10. In consideration of the mutual promises and covenants contained in this Agreement and except for Executive’s right to enforce the terms of this Agreement and those rights and benefits under Plans or other agreements pursuant to which Executive is or may be entitled to receive payments or benefits following his retirement on the Effective Date, including those described in Paragraph 9 of this Agreement, and after adequate opportunity to consult with legal counsel:
     (a) Executive for himself and each of his respective heirs, representatives, agents, successors, and assigns, irrevocably and unconditionally releases and forever discharges the Company and its respective current and former officers, directors, shareholders, employees, representatives, heirs, attorneys, and agents, as well as its respective predecessors, parent companies, subsidiaries, affiliates, divisions, successors, and assigns and its respective current and former officers, directors, shareholders, employees, representatives, attorneys, and agents, from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings, or liabilities of whatever kind or character, which Executive may have against them, or any of them, by reason of or arising out of, touching upon, or concerning Executive’s employment with the Company or his retirement from the Company. Executive acknowledges that this release of claims specifically includes, but is not limited to, any and all claims for fraud; breach of contract; breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contractual rights; wrongful or unlawful discharge or demotion; violation of public policy; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, expenses, severance pay, attorneys’ fees, or other compensation of any sort; defamation; unlawful effort to prevent employment; discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, medical condition, or marital status; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. § 2000, et seq., the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq., the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. § 626(f), the Equal Pay Act, the Family and Medical Leave Act (“FMLA”), the Fair Labor Standards Act (“FLSA”), the Americans with Disabilities Act (“ADA”), the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Occupational Safety and Health Act (“OSHA”) or any other health and/or safety laws, statutes, or regulations, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Internal Revenue Code of 1986, as amended; and any and all other foreign, federal, state, or local laws, common law, or case law, including but not limited to all statutes, regulations, common law, and other laws in place in Delaware or Texas; and
     (b) Executive agrees never to file a lawsuit or adversarial proceeding of any kind with any court or arbitrator against the Company or any Company Released Parties, asserting any claims that are released in this Agreement. Executive represents and agrees that, prior to signing this Agreement, he has not filed or pursued any complaints, charges, or lawsuits of any kind with any court, governmental or administrative agency, or arbitrator against the Company, or any other person or entity released under Paragraph 10(a) above, asserting any claims whatsoever. Executive understands and acknowledges that, in the event he files an administrative charge or commences any proceeding in violation of this Agreement, he waives and is estopped from receiving any monetary award or other legal or equitable relief in such proceeding; and
     (c) Executive represents and warrants that he has not assigned or subrogated any of his rights, claims, and/or causes of action, including any claims referenced in this Agreement, or authorized any other person or entity to assert such claim or claims on his behalf, and he agrees to indemnify and hold harmless the Company against any assignment of said rights, claims, and/or causes of action; and
     (d) If Executive should breach any of his obligations under this Agreement, the Company shall have no further obligation to make the Consulting Period payments described in this Agreement.
11. Executive shall have up to twenty-one (21) days from the date of his receipt of this Agreement to consider its terms and conditions. If Executive does not sign and return this Agreement within twenty-one (21) days, the Company’s offer to enter into this Agreement shall be withdrawn and the Agreement shall be null and void. This Agreement shall not become effective until the eighth (8th) day following Executive’s signing of the Agreement. Executive may revoke this Agreement by delivering written notice of revocation before the end of the seventh (7th) day following his signing of this Agreement (the “Revocation Period”) to: Mr. James Alleman, Vice President of Human Resources. Upon expiration of the seven (7) day period Executive’s resignation shall be irrevocable. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day thereafter. In the event that Executive revokes this Agreement prior to the eighth (8th) day after signing it, this Agreement and the promises contained herein (including, but not limited to the obligation of the Company to provide the payments, benefits and other things of value set forth in this Agreement ) shall automatically be null and void.
12. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.
13. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect and such invalid or unenforceable provision shall be reformulated by such court to preserve the intent of the parties hereto.
14. All of the terms and provisions contained in this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns.
15. This Agreement may be executed in counterparts, each of which shall be deemed an original.
16. This Agreement shall not in any way be construed as an admission that the Company, Executive, or any other individual or entity has any liability to or acted wrongfully in any way with respect to Executive, the Company, or any other person.
17. The Company represents that it has the authority to enter into this Agreement and has obtained all necessary corporate approvals necessary to do so. Executive represents and warrants that he has been advised in writing to consult with an attorney before signing this Agreement; that he has had an opportunity to be represented by independent legal counsel of his own choosing throughout all of the negotiations preceding the execution of this Agreement; that he has executed this Agreement after the opportunity for consultation with his independent legal counsel; that he is of sound mind and body, competent to enter into this Agreement, and is fully capable of understanding the terms and conditions of this Agreement; that he has carefully read this Agreement in its entirety; that he has had reasonable opportunity to have the provisions of the Agreement explained to him by his own counsel; that he fully understands the terms and significance of all provisions of this Agreement; that he voluntarily assents to all the terms and conditions contained in this Agreement; and that he is signing the Agreement of his own force and will, without any coercion or duress.
18. Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to Executive’s resignation from the Company and all positions therewith, and supersedes all prior employment or severance or other agreements between Executive and the Company, whether written or oral, or any of its predecessors or affiliates. Except as otherwise provided herein, Executive acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to Executive’s resignation from the Company that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by both parties.
19. Executive agrees that, as a condition to receipt of the consideration described in Paragraphs 2 and 3 above, he will sign an affirmation of the waiver and release contained in this Agreement on August 31, 2009. The form of affirmation to be signed by Executive is attached as Attachment A hereto.
20. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas without giving effect to any choice of law principles.
WHEREFORE, the parties, by their signatures below, evidence their agreement to the provisions stated above:

COMMERCIAL METALS COMPANY

	By:	Murray R. McClean

Dated: May 28, 2009	Signature:	/s/ Murray R. McClean Chief Executive Officer, President
and Chairman of the Board
I, DAVID M. SUDBURY, HAVE READ AND UNDERSTOOD THIS AGREEMENT AND AM IN AGREEMENT WITH ITS TERMS.

Dated: May 28, 2009	Signature:	/s/ David M. Sudbury David M. Sudbury

ATTACHMENT A
AFFIRMATION
     By my signature below, I hereby re-execute and affirm the Retirement And Consulting Agreement, originally signed by me on May ___, 2009, including but not limited to the release and waiver of claims to the extent set forth in the Agreement.
     Signed this 31st day of August, 2009.

David M. Sudbury